January 2008 Pricing Sheet dated January 31, 2008 relating to Preliminary Terms No. 481 dated January 11, 2008 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities
Capital Protected Notes due June 6, 2014
Based on a Global Basket of Equity Indices
PRICING TERMS– JANUARY 31, 2008
Issuer:	Morgan Stanley
Issue price:	$1,000
Stated principal amount:	$1,000
Aggregate principal amount:	$1,914,000
Pricing date:	January 31, 2008
Original issue date:	February 7, 2008 (5 business days after the pricing date)
Maturity date:	June 6, 2014
Interest:	None
Principal protection:	100%
Basket:	Basket Indices	Weighting	Initial Basket Index Value	Multiplier
	Dow Jones Euro STOXX 50® Index	30%	3,792.80	0.007909724
	Nikkei 225® Index	30%	13,592.47	0.002207104
	S&P 500® Index	30%	1,378.55	0.021761996
	Hang Seng® Index	10%	23,455.74	0.000426335
Payment at maturity:	The payment at maturity per $1,000 stated principal amount of notes will equal: $1,000 + supplemental redemption amount, if any In no event will the payment at maturity be less than $1,000.
Supplemental redemption amount:	(i) $1,000 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0
Participation rate:	100%
Basket performance:	(final basket value - initial basket value) / initial basket value
Initial basket value:	100, which is the basket closing value on the basket setting date.
Final basket value:	The basket closing value on the determination date.
Basket closing value:
Basket closing value on any date is the sum of the products of the closing value of each basket index and the applicable multiplier for that basket index.  See “Multiplier” on page 4 of the accompanying preliminary terms.

Basket setting date:	For each basket index, the pricing date.
Determination date:	June 4, 2014, subject to adjustment for non-index business days and certain market disruption events.
CUSIP:	617446Z77
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Minimum purchase amount:	10 notes ($10,000)
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Note	$1,000	$35	$965
Total	$1,914,000	$66,990	$1,847,010
(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for capital protected notes.

“Dow Jones EURO STOXX®” and “STOXXSM” are service marks of STOXX Limited and have been licensed for use by Morgan Stanley.  “Nikkei 225® Index” is a trademark of Nikkei Inc. and has been licensed by Nikkei Digital Media, Inc. for use by Morgan Stanley.  “Standard &Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500®” and “500®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The mark and name “Hang Seng® Index” is proprietary to Hang Seng Data Services Limited and HSI Services Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Hang Seng Index by Morgan Stanley.  The notes are not sponsored, endorsed, sold or promoted by any of the foregoing index publishers, and the index publishers make no representation regarding the advisability of investing in the notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 481 dated January 11, 2008
Amendment No. 1 to Prospectus Supplement for Capital Protected Notes dated December 21, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.